The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2026

Citigroup Global Markets Holdings Inc.	May , 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Autocallable Equity-Linked Installment Securities Linked to Robinhood Markets, Inc. Maturing October 27, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not provide for the repayment of principal. Instead, the securities offer exposure to the underlying specified below similar to that which would be achieved by purchasing shares of the underlying at the strike value specified below, which is at a discount to the initial underlying value, and then selling them periodically over the term of the securities.

▪	Holders of the securities will receive cash in periodic installments over the term of the securities in an amount based on the value of the underlying at that time, subject to automatic early redemption as described below. Each periodic installment payment will be equal to the cash value of a number of underlying shares per security (the “periodic installment share amount”) equal to the daily share amount (initially 1.0) multiplied by the number of scheduled trading days in the immediately preceding observation period, based on the closing value of the underlying on the immediately preceding observation period end date. The sum of the periodic installment share amounts over the term of the securities (if the securities are not automatically redeemed prior to maturity, and assuming a daily share amount of 1.0) is a number of shares of the underlying equal to the stated principal amount of the securities divided by the strike value specified below, which is at a discount to the initial underlying value. If, however, the closing value of the underlying is greater than or equal to the autocall barrier value specified below on any potential autocall date, the securities will be automatically called for early redemption, and in that event you will receive per security (i) the cash value of a number of underlying shares corresponding to the accrued and unsettled scheduled trading days as of the autocall date and (ii) cash that represents a return of principal, without exposure to the underlying at the strike value, for the remainder of our obligation to you. The automatic early redemption feature will limit the number of underlying shares you have the opportunity to gain exposure to at the strike value if the underlying appreciates to or above the autocall barrier value. If the securities are not automatically redeemed prior to maturity, you will receive the periodic installment payment on each periodic installment date over the term of the securities and nothing else will be owed to you at maturity.

▪	You will have full downside exposure to any decline in the value of the underlying shares. Although the strike value is less than the initial underlying value, the underlying shares may be worth significantly less than the strike value, and may be worth nothing, at the time you receive their cash value.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Holders of the securities have an unsecured right against us (guaranteed by Citigroup Inc.) to receive the cash that we may owe under the terms of the securities, but do not have an ownership interest in any underlying shares. Holders of the securities will not receive any dividends paid on the underlying shares. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	Robinhood Markets, Inc.
Stated principal amount per security:	To be determined on the pricing date and to be equal to the maximum number of underlying shares multiplied by the strike value.
Pricing date:	May 22, 2026
Issue date:	May 28, 2026
Maturity date:	Unless earlier redeemed, October 27, 2026, subject to postponement if the final observation period end date is postponed
Periodic installment payments:	On each periodic installment date, unless the securities have been automatically redeemed on or prior to such date, you will receive per security a cash amount equal to (i) a number of underlying shares equal to the periodic installment share amount for that periodic installment date multiplied by (ii) the closing value of the underlying on the immediately preceding observation period end date.
Periodic installment share amount:	For each periodic installment date, (i) the daily share amount multiplied by (ii) the number of scheduled trading days in the immediately preceding observation period.
Periodic installment dates:	The third business day after each observation period end date, except that the periodic installment date following the final observation period end date will be the maturity date
Daily share amount:	Initially 1.0, subject to adjustment as described under “Additional Information” below.
Payment at maturity:	If not redeemed prior to maturity, you will receive on the maturity date the final periodic installment payment and nothing else.
Initial underlying value:	$ , the closing value of the underlying on the pricing date
Strike value:	$ , 86.10% of the initial underlying value
Autocall barrier value:	$ , 110.00% of the initial underlying value
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17333N887 / US17333N8873
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security (as percentage of stated principal amount):	100%	0.25%	99.75%
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least 93.20% of the issue price, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

   Product Supplement No. EA-02-12 dated February 25, 2026           Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Observation periods and observation period end dates:	Each observation period will consist of each day from but excluding an observation period end date to and including the following observation period end date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end date.
Observation period	Observation period end date*
1 2 3 4 5	June 22, 2026 July 22, 2026 August 24, 2026 September 22, 2026 October 22, 2026
* If the scheduled observation period end date for any observation period is not a trading day, the observation period end date for that observation period will instead be the next succeeding trading day.
Automatic early redemption:

If, on any potential autocall date, the closing value of the underlying is greater than or equal to the autocall barrier value (such date, the “autocall date”), each security you then hold will be automatically called for redemption on the third business day immediately following the autocall date (the “automatic early redemption date”)* for an amount in cash equal to the sum of:

▪  a number of underlying shares equal to the autocall share amount multiplied by the closing value of the underlying on the autocall date plus

▪  the autocall residual cash amount

If the underlying performs in a way that would otherwise be favorable (by increasing to a value at or above the autocall barrier value), the securities will be automatically called for redemption, limiting your opportunity to gain exposure to the underlying shares at the strike value.  The securities may be automatically called for redemption as early as the first trading day following the pricing date.

* If automatic early redemption occurs on or before the issue date, the automatic early redemption date will be the third business day after the issue date.

Autocall share amount:	With respect to any autocall date, a number of underlying shares per security equal to (i) the daily share amount multiplied by (ii) the number of accrued and unsettled scheduled trading days as of such autocall date.
Accrued and unsettled scheduled trading days:	With respect to any autocall date, the number of scheduled trading days from but excluding the immediately preceding observation period end date (or, if none, the pricing date) to but excluding that autocall date
Settled scheduled trading days:	On any date, the number of scheduled trading days in each observation period for which the observation period end date has occurred prior to such date.
Autocall residual cash amount:	With respect to any autocall date, an amount in cash per security equal to (i) the number of remaining scheduled trading days multiplied by (ii) the daily share amount multiplied by (iii) the strike value.
Remaining scheduled trading days:	With respect to any autocall date, (i) the maximum number of scheduled trading days minus (ii) the number of accrued and unsettled scheduled trading days minus (iii) the settled scheduled trading days.
Maximum number of scheduled trading days:	105
Maximum number of underlying shares:	105 per security as of the pricing date (subject to adjustment in the event of any adjustment to the daily share amount)
Potential autocall dates:	Each trading day from but excluding the pricing date to and including the final observation period end date
Scheduled trading day:	The term “scheduled trading day” is defined in the accompanying product supplement. For purposes of the securities, the term scheduled trading day means any day that is a scheduled trading day (as defined in the accompanying product supplement) as of the pricing date.
Trading day:	Each scheduled trading day other than a scheduled trading day on which a market disruption event occurs with respect to the underlying, as determined by the calculation agent.

Citigroup Global Markets Holdings Inc.

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing value.  The “closing value” of the underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the underlying are its shares of Class A common stock. Please see the accompanying product supplement for more information.

Postponement of the maturity date.  If the observation period end date for the final observation period is postponed so that it would fall fewer than three business days before the maturity date, the maturity date will be postponed to the third business day after the observation period end date for the final observation period as so postponed.  For the avoidance of doubt, there is no “valuation date” (as defined in the accompanying product supplement) for purposes of the securities.

Dilution and reorganization adjustments.  The daily share amount used to determine the amount payable on each payment date will be adjusted in the manner specified for adjustments to the “equity ratio” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement for events with an “adjustment date” (as defined in such section) occurring from but excluding the pricing date up to and including the immediately preceding observation period end date or the autocall date, as applicable. For purposes of the securities, the term “payment date” means each periodic installment date and the automatic early redemption date, if applicable.

Delisting of the underlying.  If a “delisting event” (as defined in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement) occurs with respect to the underlying, the amount you would receive if we exercise the call right set forth in such section will be the amount that would be due upon automatic early redemption of the securities if the “last valid trading day” (as defined in such section) were the autocall date.

Events of default and acceleration.  If an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the amount that would be due upon automatic early redemption of the securities if the date of acceleration were the autocall date.  In case of default in making any payment due under the securities, no interest will accrue on any overdue amount either before or after the due date therefor.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Set forth below are three different scenarios illustrating hypothetical cash amounts you may receive with respect to your investment in the securities.  The scenarios below assume no adjustment to the daily share amount is required over the term of the securities and that the number of scheduled trading days in each observation period is as indicated below.  The scenarios also assume the following hypothetical values for the initial underlying value, strike value, autocall barrier value and stated principal amount.  We have assumed these values for convenience, and you should understand that any amounts you receive on the securities will be based on the actual values, which are set forth above under “Key Terms”, and not these hypothetical values.

Initial underlying value:	$100.00
Strike value:	$86.10
Autocall barrier value:	$110.00
Stated principal amount per security:	$9,040.50

The scenarios below are not exhaustive and are not meant to illustrate all possible outcomes on your investment in the securities.

Scenario 1 – The securities remain outstanding to the maturity date.

Observation Period	Number of Scheduled Trading Days in Observation Period	Periodic Installment Share Amount for Related Periodic Installment Date	Hypothetical Closing Value of the Underlying on Related Observation Period End Date	Periodic Installment Payment per Security on Related Periodic Installment Date
1	19	19	$98	$1,862
2	21	21	$102	$2,142
3	23	23	$90	$2,070
4	20	20	$106	$2,120
5	22	22	$95	$2,090
Total	105	105	--	$10,284

In this scenario, the closing value of the underlying is not greater than or equal to the autocall barrier value on any potential autocall date, and as a result the securities are not automatically redeemed prior to maturity.  You would receive a periodic installment payment per security on each periodic installment date equal to (i) a number of underlying shares equal to the periodic installment share amount for that periodic installment date  multiplied by (ii) the closing value of the underlying on the immediately preceding observation period end date, where the periodic installment share amount for a periodic installment date is equal to (i) the daily share amount (which is 1.0) multiplied by (ii) the number of scheduled trading days in the immediately preceding observation period.

In this scenario, you will receive a total cash amount per security that is greater than the stated principal amount over the term of the securities.

Scenario 2 – The securities remain outstanding to the maturity date.

Observation Period	Number of Scheduled Trading Days in Observation Period	Periodic Installment Share Amount for Related Periodic Installment Date	Hypothetical Closing Value of the Underlying on Related Observation Period End Date	Periodic Installment Payment per Security on Related Periodic Installment Date
1	19	19	$90	$1,710
2	21	21	$70	$1,470
3	23	23	$100	$2,300
4	20	20	$80	$1,600
5	22	22	$0	$0
Total	105	105	--	$7,080

In this scenario, the closing value of the underlying is not greater than or equal to the autocall barrier value on any potential autocall date, and as a result the securities are not automatically redeemed prior to maturity.  You would receive a periodic installment payment per security on each periodic installment date equal to (i) a number of underlying shares equal to the periodic installment share amount for that periodic installment date  multiplied by (ii) the closing value of the underlying on the immediately preceding observation period end date, where the periodic installment share amount for a periodic installment date is equal to (i) the daily share amount (which is 1.0) multiplied by (ii) the number of scheduled trading days in the immediately preceding observation period.

In this scenario, you will receive a total cash amount per security that is less than the stated principal amount over the term of the securities.

The value of the underlying will fluctuate over the term of the securities. If the closing value of the underlying is less than the strike value on an observation period end date, you will have full downside exposure to the decline of the underlying below the strike value with respect to the periodic installment share amount for the related periodic installment date. The closing value of the underlying may be significantly less than the strike value, and possibly zero, on one or more observation period end dates, and you may lose some or all of your investment.

Citigroup Global Markets Holdings Inc.

Scenario 3 – The securities are automatically redeemed prior to the maturity date.

Observation Period	Number of Scheduled Trading Days in Observation Period Before Autocall Date	Periodic Installment Share Amount for Related Periodic Installment Date or Autocall Share Amount for Automatic Early Redemption Date	Hypothetical Closing Value of the Underlying on Related Observation Period End Date or Autocall Date	Periodic Installment Payment per Security on Related Periodic Installment Date or Cash Value of Autocall Share Amount Paid	Autocall Residual Cash Amount per Security
1	19	19	$80	$1,520	--
2	21	21	$65	$1,365	--
3	23	23	$90	$2,070	--
4	10	10	$115	$1,150	$2,755.20
Total	73	73	--	$6,105	$2,755.20
				Total payments: $8,860.20

In this scenario, the closing value of the underlying is greater than or equal to the autocall barrier value on the 11th scheduled trading day in the fourth observation period, and as a result the securities are automatically called on that date (the “autocall date”) for redemption on the third business day after the autocall date.  Upon redemption, you would receive, for each security you hold, an amount in cash equal to the sum of:

▪	the autocall share amount multiplied by the closing value of the underlying on the autocall date plus

▪	the autocall residual cash amount.

The autocall share amount for an autocall date is a number of underlying shares per security equal to (i) the daily share amount (which is 1.0) multiplied by (ii) the number of accrued and unsettled scheduled trading days as of such autocall date.  The number of accrued and unsettled scheduled trading days for an autocall date is the number of scheduled trading days from but excluding the immediately preceding observation period end date (or, if none, the pricing date) to but excluding such autocall date. In this example, the number of accrued and unsettled scheduled trading days as of the autocall date is 10. Therefore, the autocall share amount is equal to (i) the daily share amount of 1.0 multiplied by (ii) the number of accrued and unsettled scheduled trading days of 10, which is equal to 10 underlying shares per security.

The autocall residual cash amount for an autocall date is an amount in cash per security equal to (i) the number of remaining scheduled trading days multiplied by (ii) the daily share amount multiplied by (iii) the strike value. The number of remaining scheduled trading days is a number of scheduled trading days equal to (i) the maximum number of scheduled trading days minus (ii) the number of accrued and unsettled scheduled trading days minus (iii) the number of settled scheduled trading days. The maximum number of scheduled trading days is 105, the number of accrued and unsettled scheduled trading days as of the autocall date is 10 and the number of settled scheduled trading days as of the autocall date is 63 (the number of scheduled trading days in the first, second and third observation periods).  Therefore, the number of remaining scheduled trading days is 32.

The autocall residual cash amount would therefore be (i) 32 multiplied by (ii) 1.0 multiplied by (iii) $86.10, which is equal to $2,755.20.

In this scenario, on the automatic early redemption date you would receive per security an amount in cash equal to (i) the autocall share amount of 10 multiplied by $115 (the hypothetical closing value of the underlying on the autocall date), which is equal to $1,150, plus (ii) the autocall residual cash amount of $2,755.20. In addition, you would have received a total of $4,955 on the periodic installment dates for the first through third observation periods. The total amount you would receive over the term of the securities is $8,860.20 per security, which is less than the stated principal amount.

Because the closing value of the underlying was less than the strike value on the first two observation period end dates, you would sustain a loss in this scenario even though the closing value of the underlying was significantly higher than the strike value on the autocall date. If the closing value of the underlying is less than the strike value on an observation period end date, you will have full downside exposure to the decline of the underlying below the strike value with respect to the periodic installment share amount for the related periodic installment date.

In this scenario, the automatic early redemption feature limits your opportunity to gain exposure to underlying shares at the strike value, as you would receive the cash value on the relevant observation period end date of a number of underlying shares corresponding to only 73 scheduled trading days rather than the full 105.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of principal. Instead, the securities provide that you will receive cash in periodic installments over the term of the securities in an amount based on the value of the underlying at that time, subject to the automatic early redemption feature. If the closing value of the underlying is less than the strike value on an observation period end date, then the periodic installment payment you receive on the related periodic installment date (reflecting the value of the periodic installment share amount for that periodic installment date) will be less than the corresponding portion of the stated principal amount of your investment in securities. In that scenario, you will have full downside exposure to the decline of the underlying below the strike value with respect to the periodic installment share amount for that periodic installment date. The closing value of the underlying may be significantly less than the strike value, and possibly zero, on one or more observation period end dates, and you may lose some or all of your investment.

▪	You will not receive any interest payments on the securities. Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you require an investment that provides for current income.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Holders of the securities have an unsecured right against us (guaranteed by Citigroup Inc.) to receive the cash that we may owe under the terms of the securities, but do not have an ownership interest in any underlying shares. Holders of the securities will not receive any dividends paid on the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to gain exposure to the underlying at the strike value. On any potential autocall date, the securities will be automatically called for redemption if the closing value of the underlying on that potential autocall date is greater than or equal to the autocall barrier value. As a result, if the underlying performs in a way that would otherwise be favorable (by increasing to a value at or above the autocall barrier value), the securities will be automatically called for redemption, limiting your opportunity to gain exposure to the underlying shares at the strike value. The securities may be automatically called for redemption as early as the first trading day following the pricing date.

▪	The periodic installment payments on the securities will depend on the closing values of the underlying solely on the observation period end dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the observation period end dates. The periodic installment payments on the securities will depend on the closing values of the underlying solely on the observation period end dates, regardless of the closing values of the underlying on other days during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this

Citigroup Global Markets Holdings Inc.

pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price. Moreover, the value of the securities is expected to be reduced each time a periodic installment payment is made under the securities and will decline to zero over the term of the securities.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the remaining number of periodic installment payments, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price and, in any event, is expected to be reduced each time a periodic installment payment is made under the securities and will decline to zero over the term of the securities.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).

Citigroup Global Markets Holdings Inc.

Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Information About Robinhood Markets, Inc.

Robinhood Markets, Inc. operates a financial services platform that offers brokerage and cash management applications such as stocks, exchange-traded funds, options and cryptocurrency. The underlying shares of Robinhood Markets, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Robinhood Markets, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-40691 through the SEC’s website at http://www.sec.gov. In addition, information regarding Robinhood Markets, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Robinhood Markets, Inc. trade on the Nasdaq Stock Market under the ticker symbol “HOOD.”

We have derived all information regarding Robinhood Markets, Inc. from publicly available information and have not independently verified any information regarding Robinhood Markets, Inc. This pricing supplement relates only to the securities and not to Robinhood Markets, Inc. We make no representation as to the performance of Robinhood Markets, Inc. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Robinhood Markets, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Robinhood Markets, Inc. on May 19, 2026 was $74.16.

The graph below shows the closing value of Robinhood Markets, Inc. for each day such value was available from July 29, 2021 to May 19, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Robinhood Markets, Inc. – Historical Closing Values July 29, 2021 to May 19, 2026

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. The remaining discussion assumes this treatment is respected.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should be deemed to have applied the purchase price of your securities toward the right to a series of contingent redemption payments.

•	In the case of a periodic installment payment, you should recognize gain or loss equal to the difference between the amount of cash received, if any, and the tax basis allocable to the right to receive such cash payment. The proper allocation of your tax basis in the rights to receive cash payments is unclear, and you should consult your tax adviser regarding possible methods of allocating this basis.

•	In the case of an automatic early redemption or payment at maturity, you should recognize gain or loss equal to the difference between the amount of cash received and your remaining tax basis.

•	Upon a sale or exchange of a security, you should recognize gain or loss equal to the difference between the amount realized and your remaining tax basis at the time of such sale or exchange.

•	Any gain or loss recognized should be short term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of 0.25% of the issue price for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of 0.25% of the issue price for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on a proprietary derivative-pricing model, which generated a theoretical price for the securities based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing model.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

The value of the securities is expected to be reduced each time a periodic installment payment is made under the securities and will decline to zero over the term of the securities.  CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to expiration.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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